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EXHIBIT 10-T

                                    AGREEMENT
                                VINCENT J. CORBO

Purpose and Term of Agreement:

In anticipation of the consummation of the BetzDearborn transaction, this is to confirm Vincent J. Corbo's (VJC) agreement to remain as an employee of Hercules Incorporated as President and Chief Operating Officer, or any other position which may be mutually agreed upon, from July 29, 1998 through January 1, 2001. During this term, the following conditions will apply.

Position/Title:

President and Chief Operating Officer of Hercules Incorporated and a member of Hercules Incorporated Board of Directors.

Base Salary:

Effective August 1, 1998, his annualized base salary will be increased by $100,000 to $550,000. At closing, his base salary will be set at no less than 75% of the highest annualized rate then in effect for the Chief Executive Officer or co-Chief Executive Officer(s). Until this agreement expires his annualized base salary will be increased as required to ensure that his rate is no less than 75% of the highest annualized rate in effect for the Chief Executive Officer or co-Chief Executive Officer(s).

Incentive Payments:

If VJC remains as an active employee of Hercules Incorporated as described above through January 1, 2001, the following incentive payments will be provided:

         A.  Restricted Stock

         A grant of Restricted Stock Units with a value of $2,000,000 on the grant date and at the grant price hereinafter defined. The grant price used to determine the actual number of units will be the closing price of one share of Hercules Common Stock on August 4, 1998, as reported on the Composite Tape for New York Stock Exchange Listed Companies and published in the Eastern Edition of The Wall Street Journal. Such units will accrue dividend equivalents and interest, payable at vesting.

         These units will vest to you on January 1, 2001, and be payable, at your option, in shares of Hercules Incorporated Common Stock or cash, net of applicable taxes.
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         B.  Cash

         If still employed on January 1, 2001 as stipulated above, a cash award of $1,000,000 will be earned and will be paid, net of applicable taxes.

Change of Control:

In the event of a solicited or unsolicited change of control of Hercules Incorporated as defined in your Employment Contract dated June 29, 1995, the provisions for payment of the following elements of this Agreement will be applicable:

         -     Restricted Stock Incentive
         -     Cash Incentive

Where provisions may be made to provide for payment of Employment Contracts for certain HPC individuals as a result of the Bluenose transaction, this opportunity will not apply to you.

Pension Adjustments:

If still employed on January 1, 2001 as stipulated above, you will earn the right to the following enhancements of pension benefit credits when you elect to retire:

         1. You shall be given credit for three additional years of service for purposes of calculating pension benefits.

         2. You shall be given credit for the number of additional years of age for purposes of calculating pension benefits to the extent needed to provide that you had attained age 60.

No additional credit for years of age shall be accounted for beyond the actual attainment of age 60 if you remain an active employee of Hercules Incorporated, but you will be eligible to earn additional years of service for purposes of calculating pension benefits. However, under no circumstances will service credit be applied beyond your attainment of age 65.

Mega Grant Stock Option Agreements:

         1. For the PASO awards made under the LTICP on October 29, 1996, it will be determined that all minimum vesting date(s) requirements will be satisfied if you are still employed on January 1, 2001.

         2. For the PASO awards made under the LTICP on February 7, 1997, it will be determined that all minimum vesting date(s) requirements will be satisfied if you are still employed on January 1, 2001.

The provisions for Accelerated Vesting as provided for in the Award Commitment notices will remain applicable.


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At the times when William R. Cook receives Performance Accelerated Stock Options
(PASO's), otherwise known as Mega Grants, per the terms of his Employment Agreement, then VJC will receive PASO's, otherwise known as Mega Grants, such that the total PASO's, including those awarded on October 29, 1996 (300,000 shares), and February 7, 1997 (150,000 shares), are 75% of the total number of shares granted to Mr. Cook. Terms and conditions for vesting will be the same as applied for Mr. Cook under the conditions of the LTICP. Provision for acceleration of vesting under special circumstances as described in this agreement will not apply to these extra awards.

Matching Grant:

For the record, under the terms of the Matching Grant included in your confirmation letter of February 28, 1997, the Restricted Stock Units and Restricted Stock, with accrued dividend equivalents and interest, will vest to you on May 1, 2000, and all other terms of the letter will apply.

At the time when William R. Cook has the opportunity to participate in the Hercules Matching Grant Program, VJC will have the opportunity to extend his participation in the Program such that the multiplier for determining the matching Restricted Stock is 75% of the multiplier in effect for Mr. Cook. Terms and conditions for vesting of Restricted Stock will be the same as applied to Mr. Cook under the conditions of the LTICP. Provisions for acceleration of vesting under special circumstances as described in this agreement will not apply to this extra grant feature.

Special Circumstances:

If because of extraordinary events VJC decides that it is in his best interests and the best interests of HPC to resign with at least 60 days advance notice prior to January 1, 2001, and with the agreement of the Compensation Committee of the Board of Directors, then certain considerations will be provided:

         1. At the time of the effective date of resignation you will be paid in cash an amount equal to two (2) times the base annual salary in effect at that time, less applicable taxes.

         2. At the time of the effective date of resignation you will earn the right to the enhancements of pension benefit credits when you elect to retire as set forth in the Pension Adjustments section above.

Accelerated vesting for the Mega Grants and vesting of Restricted Stock under the Matching Grants will be determined by the terms of the Long Term Incentive Plan, or any special action which may be authorized by the Compensation Committee of the Board of Directors


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Perquisites:

In determining the perquisites which will be provided through January 1, 2001, you will have the option to elect whatever benefits you choose, as would be reasonably made available to a senior HPC executive, up to a dollar value that is 75% of the amount provided for perquisites for the Chief Executive Officer or co-Chief Executive Officer(s). These perquisites may include such items as automobile, country club memberships, eating club memberships, etc. but specifically excludes the use of company-owned or leased aircraft for business or personal travel. Any tax liabilities for perquisite payments will be grossed-up.

Director's Charitable Award Program:

If VJC remains an active employee of Hercules Incorporated as described above through January 1, 2001, and remains as a Director of Hercules Incorporated for the same period, then he will become fully vested in the Program.

Company-owned Leased Aircraft:

VJC will have the authority to utilize company-owned or leased aircraft for business travel only within the continental U.S. during a calendar year (or pro-rata portion thereof) up to a value of $200,000. Rates for aircraft utilization will be actual charges for leased equipment and for the calculated effective operating rate for company-owned aircraft.

Death:

If, prior to the expiration of this agreement, VJC dies or becomes permanently and totally disabled as determined under the provisions of the Long Term Disability Plan, then his designated beneficiaries will receive the greater of the base salary and pension considerations contained in the Special Circumstances section, or the pro-rated value of the Incentive Payments and Pension Adjustments set forth above.

For Hercules Incorporated

Reviewed and agreed:                                 Reviewed and agreed:

/S/  R. Keith Elliott                                /S/  Vincent J. Corbo
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R. Keith Elliott                                     Vincent J. Corbo
Chairman and Chief Executive Officer

         August 12, 1998                                      August 12, 1998
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Date                                                 Date


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